Exhibit 10.6

Proposal 2. Approval of Amendments to the Company’s Certificate of Incorporation

to Eliminate the Classified Board Structure

The board of directors has adopted, and recommends that the company’s stockholders approve, amendments to Article EIGHTH of the company’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) to:

•                  eliminate the classified board structure on a phase-out basis beginning in 2011; and

•                  provide that once the board ceases to be classified, directors may, consistent with Delaware law, be removed with or without cause.

A copy of Article EIGHTH of the Certificate of Incorporation that shows the changes that would be implemented upon stockholder approval of this proposal 2 is attached as Appendix A to this proxy statement. An explanation of the proposed amendments is included below.

Background

A nonbinding stockholder proposal to declassify the board of directors was included in the proxy statement for our 2009 annual meeting and received favorable votes from 73% of outstanding shares of the company’s common stock (94.9% of the shares voted at our 2009 annual meeting). The Corporate Governance and Nominating Committee of the company’s board of directors, which is comprised

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entirely of independent directors, regularly considers and evaluates a broad range of corporate governance issues affecting the company. While the board of directors believes that the classified board of directors structure has promoted continuity and stability and encouraged a long-term perspective on the part of directors, it recognizes the sentiment of the company’s stockholders and a number of institutional investor groups in favor of the annual election of directors. In light of this, the company’s board of directors, at the recommendation of the Corporate Governance and Nominating Committee, has determined that it will ask stockholders to approve amendments to the Certificate of Incorporation that would eliminate the company’s current classified board structure and make certain related changes.

Current Classification of the Company’s Board of Directors

The Certificate of Incorporation currently provides that the board of directors is divided into three classes, with each class containing as nearly equal a number of directors as is possible. At each annual meeting, only one class of directors is considered by the stockholders for election to a term of three years to succeed those directors whose terms expire at the meeting. Consistent with Delaware corporate law, the Certificate of Incorporation currently provides that directors may be removed only for cause.

Summary of Proposed Amendments

Declassification of the Board of Directors

If this proposal is approved by stockholders, Article EIGHTH of the Certificate of Incorporation would be amended to eliminate the classification of the board of directors and to provide that the size of the board will be fixed, as is currently contemplated by the company’s By-laws, by board resolution. If approved, declassification will be phased-in over a three-year period, beginning at the 2011 annual meeting, as follows:

•                  Class II directors whose terms will end in 2011 will serve out their current terms in full and they or their successors will stand for election at the 2011 annual meeting, and subsequent annual meetings, for one-year terms;

•                  Class III directors whose terms will end in 2012 will serve out their current terms in full and they or their successors will stand for election at the 2012 annual meeting, and subsequent annual meetings, for one-year terms; and

•                  Class I directors whose terms will end in 2013 will serve out their terms in full and they or their successors will stand for election at the 2013 annual meeting and subsequent annual meetings, for one-year terms.

This proposal will not affect the election of Class I directors at this 2010 annual meeting. Beginning with the 2013 annual meeting, if this proposal is approved, all directors will stand for election at each annual meeting of stockholders for one-year terms.

Removal of Directors Without Cause

Delaware corporate law provides that members of a board that is classified may be removed only for cause. If this proposal is approved by stockholders, Article EIGHTH of the Certificate of Incorporation would be amended to provide that, once the board has become declassified in 2013, directors may be removed with or without cause. At present, because the board is classified, the Certificate of Incorporation provides that directors are removable only for cause.

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